Exhibit 99

Dillard's Offers a Holiday Memory Gift Set to Benefit Ronald McDonald House Charities(R)

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 30, 2006--Dillard's. Inc. ("Dillard's") (NYSE: DDS) is again pleased to announce its commitment to Ronald McDonald House Charities (RMHC(R)). Since 1994 Dillard's has assisted RMHC with a fundraiser designed to support its Ronald McDonald House(R) program, which provides families with seriously ill children a home away from home while their children are receiving treatment at nearby hospitals.

     This year's item is an exclusive offering of a limited edition gift set with a 27-exposure single-use camera and a beautiful "Memories are Made of This..." photo album. The camera is decorated in a charming holiday pattern with a red and white snowflake design and paired with a solid red photo album. The album and camera gift set will retail in all 330 Dillard's stores as well as online for just $10 each. Proceeds from the sale of the item will go to area Ronald McDonald Houses in Dillard's markets.

     To help ensure the success of this year's program for Ronald McDonald House Charities, the multi-talented Reba McEntire has lent her many talents to promote this limited-edition gift set. With a hit-television series Reba, her very successful line of clothing and a music career spanning two decades, Reba has earned her accolades ranging from 15 American Music Awards, 12 Academy of Country Music awards, 7 Country Music Association awards to 2 Grammy's. Dillard's is delighted to have her assistance.

     As part of her commitment to help Dillard's in its long-standing support of RMHC(R), Reba will appear in television public service announcements and voice radio PSA's in all Dillard's markets. The PSAs will encourage consumers to purchase the gift set to preserve their precious memories and let them know that by doing so, they are going to help provide the year-round support that the Ronald McDonald Houses need.

     Now in its 13th year of support, Dillard's has raised almost $3.7 million to benefit RMHC(R). "We are so grateful to Reba, to our sales associates and most of all to our customers for their continuing commitment to this most important work that Ronald McDonald House Charities engages in year round," said Denise Mahaffy, Vice President of Advertising for Dillard's.

     About Ronald McDonald House Charities

     Ronald McDonald House Charities, a non-profit 501(c)3 corporation, creates, finds and supports programs that directly improve the health and well being of children. Its programs are grassroots-driven to enable the Charity to offer help where children need it most - right in their own communities. RMHC makes an immediate, positive impact on children's lives through its global network of local Chapters in nearly 50 countries and its three core programs: the Ronald McDonald House(R), Ronald McDonald Family Room and Ronald McDonald Care Mobile. RMHC and its global network of local Chapters have awarded more than $430 million in grants and program services to children's programs around the world. For more information, visit www.rmhc.org.

     About Dillard's

     Dillard's, Inc. ranks among the nation's largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The Company focuses on delivering maximum fashion and value to its shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard's stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 330 Dillard's locations spanning 29 states, all with one nameplate - Dillard's. For more information, visit www.dillards.com


     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965
              or
              Ronald McDonald House Charities
              Lisa Gilbert, 630-623-3799